(As filed with the Securities and Exchange Commission on March 15, 2002)

                                                                File No. 70-9909
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 3)
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              PROGRESS ENERGY, INC.
                         CAROLINA POWER & LIGHT COMPANY
                     NORTH CAROLINA NATURAL GAS CORPORATION
                           410 South Wilmington Street
                          Raleigh, North Carolina 27602

                            FLORIDA POWER CORPORATION
                               One Progress Plaza
                          St. Petersburg, Florida 33701

                 (Names of companies filing this statement and
                   addresses of principal executive offices)
              -----------------------------------------------------

                              PROGRESS ENERGY, INC.

 (Name of top registered holding company parent of each applicant or declarant)
             -------------------------------------------------------

                  William D. Johnson, Executive Vice President
                               and General Counsel
                      Progress Energy Service Company, LLC
                           410 South Wilmington Street
                          Raleigh, North Carolina 27602

                     (Name and address of agent for service)
            --------------------------------------------------------

     The Commission is requested to mail copies of all orders, notices and other communications to:

     Steven Carr, Associate General Counsel     William T. Baker, Jr., Esq
     Progress Energy Service Company, LLC       Thelen Reid & Priest LLP
     410 South Wilmington Street                40 W. 57th Street, 25th Floor
     Raleigh, North Carolina  27602             New York, New York  10019

     Post-Effective Amendment No. 1 in this proceeding, which was filed on January 11, 2002, as amended by Post-Effective Amendment No. 2, which was filed on February 14, 2002, is hereby further amended as follows:

     1. Item 1.3(a) - Increase in Long-term Securities, is amended by adding the following additional paragraph:

          "Although Progress Energy projects that a substantial part of the additional financing authority requested herein will be used to finance investments in "exempt wholesale generators," Progress Energy is currently limited by Rule 53(a) (specifically, the 50% of consolidated retained earnings investment ceiling) in the amount of additional Long-term Securities that it could issue for that purpose. In this regard, however, Progress Energy intends to file an application with the Commission in a separate proceeding in order to request an increase in its permitted "aggregate investment" level under Rule 53(a)."

     2. A new Item 1.4 - Rule 24 Reports is added at the end of Item 1, to read as follows:

          "Progress Energy will supplement the quarterly report pursuant to Rule 24 in File No. 70-9659 in order to provide the name and description of each subsidiary company in which Progress Energy, directly or indirectly, makes an investment during the previous calendar quarter, and the amount of such investment."

     3. Item 3 - Applicable Statutory Provisions, is amended to read as follows:

          "The proposed transactions are subject to Sections 6(a), 7 and 12(b) of the Act and Rule 45 thereunder. In addition, the proposed transactions are subject to Rules 53 and 54. Under Rule 53, a registered holding company may not issue any security (including any guarantee) for the purpose of financing the acquisition of the securities of or other interest in an "exempt wholesale generator" ("EWG") unless certain conditions are satisfied. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of any subsidiaries of a registered holding company that are EWGs or "foreign utility companies" ("FUCOs") in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. These standards are met.

         Rule 53(a)(1): Progress Energy's "aggregate investment" in EWGs is approximately $354 million, or approximately17.1% of Progress Energy's "consolidated retained earnings" (as defined in Rule 53(a)) at December 31, 2001 ($2.07 billion). Progress Energy currently does not hold an interest in any FUCO.

         Rule 53(a)(2): Progress Energy maintains books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. Progress Energy will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). All of such books and records and financial statements will be made available to the Commission, in English, upon request.


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


     Rule 53(a)(3): No more than 2% of the employees of the Utility Subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

     Rule 53(a)(4): Progress Energy will submit copies of the applicable filings made with the Commission to each of the public service commissions having jurisdiction over the retail rates of the Utility Subsidiaries.

     In addition, Progress Energy states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms."

     4. The following exhibit and additional financial statements are filed herewith as part of Item 6 - Exhibits and Financial Statements:

         A.  EXHIBITS.

             F-1   Opinion of Counsel.

         B.  FINANCIAL STATEMENTS.

             FS-4 Progress Energy Consolidated Statement of Income for the year ended December 31, 2001, incorporated by reference to Current Report of Progress Energy on Form 8-K filed on February 26, 2002 (File No. 1-15929).

             FS-5 Progress Energy Consolidated Balance Sheet as of December 31, 2001, incorporated by reference to Current Report of Progress Energy on Form 8-K filed on February 26, 2002 (File No. 1-15929).


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

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                   PROGRESS ENERGY, INC.
                                   CAROLINA POWER & LIGHT COMPANY
                                   NORTH CAROLINA NATURAL GAS CORPORATION
                                   FLORIDA POWER CORPORATION


                                   By: /s/ Thomas R. Sullivan
                                       ----------------------
                                   Name:   Thomas R. Sullivan
                                   Title:  Treasurer

Date:  March 15, 2002


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